British Columbia	Number BC0634846

CERTIFICATE

OF

NAME CHANGE

BUSINESS CORPORATIONS ACT

I Hereby Ceritify that INFOTECH BUSINESS STRATEGIES, INC. changed its name to STREAM HORIZON STUDIOS, LTD. on November 17, 2005 at 12:07 PM pacific Time.

Issued under my hand at Victoria, British Columbia On November 17, 2005 Ron Townsend Registrar of Companies Province of British Columbia Canada